SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 28, 1997


                  Spectrum Information Technologies, Inc.
          (Exact name of registrant as specified in its charter)


        Delaware                  0-15596                75-1940923
     (State or other            (Commission           (I.R.S. Employer
     jurisdiction of           File Number)          Identification No.)
    incorporation or
      organization)


            2700 Westchester Avenue, Purchase, New York  10577
                 (Address of principal executive offices)


Registrant's telephone number, including area code    (914) 251-1800


       (Former name or former address, if changed since last report)



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Item 5.  Other Events

          On February 28, 1997, Judge Frederick Block of the United States District Court for the Eastern District of New York approved the settlement of the securities related class action that was originally commenced against Spectrum in 1993. As a result, Spectrum expects the effective date of its confirmed plan of reorganization, including the implementation of the class action settlement, to occur on March 31, 1997.

          Under the terms of the class action settlement, Spectrum will issue to the class plaintiffs a number of shares of Class A Preferred Stock equal to the number of shares of Spectrum's common stock available under its confirmed plan of reorganization to existing stockholders and the trustee for the Company's discontinued Computer Bay subsidiary. In addition, the class plaintiffs are to receive the proceeds, net of certain fees and expenses, from $10 million of insurance polices covering Spectrum's prior directors and officers and, as a result of court supervised negotiations and at the recommendation of the Court, approximately $1,350,000 (in cash or publicly traded securities) from the various individual defendants in the action and $250,000 from Spectrum.

          The insurance carriers representing $6 million out of the $10 million of the insurance that may be available to the class plaintiffs have disclaimed coverage. The insurance carriers were unsuccessful in their attempt to disclaim coverage following a bench trial before the U.S. District Court and have appealed the adverse decision. The U.S. Court of Appeals for the Second Circuit held oral argument on the appeal on February 18, 1997. The outcome of this appeal will have no financial impact on Spectrum.

          Spectrum's confirmed plan of reorganization will provide all general unsecured creditors with 100 percent of the value of their claims plus 6 percent annual interest on the effective date of the plan. It also will settle the class action litigation by the payment of $250,000 cash and the delivery of approximately 45 percent of the equity ownership in the reorganized company to a trustee to be distributed to the members of the class. On the effective date, total cash distributions for unsecured claims, administrative claims and priority claims are expected to be approximately $4 million.

          Although existing Spectrum stockholders will be substantially diluted, under the terms of the plan current shareholders should obtain the majority of the 45 percent equity ownership in the reorganized company set aside for such shareholders and certain creditors. This should hold true even after the issuance of $300,000 worth of stock to the liquidating trustee of Spectrum's former Computer Bay subsidiary in connection with the settlement of the trustee's multi-million dollar claim against Spectrum.

          The confirmed plan of reorganization also calls for Spectrum's management, employees and non-executive directors participating in developing the plan of reorganization to receive the remaining 10 percent equity ownership pursuant to an incentive stock plan.

          Spectrum currently has 76,675,448 shares of common stock issued and outstanding. On the effective date, issued and outstanding shares of common stock will be canceled and replaced with one (1) new share of reorganized common stock for each seventy-five (75) shares of existing common stock resulting in approximately 1 million shares of common stock issued to existing shareholders. Fractional shares will be rounded up or down accordingly. An equal number of approximately one million new shares of Class A Preferred Stock will be delivered to a trustee to be distributed to plaintiffs in the class action. Additionally, approximately 227,000 new shares of reorganized common stock will be issued pursuant to the incentive stock plan. Spectrum stock is currently traded in the NASD OTC Bulletin Board.

          This Current Report on Form 8-K contains statements that are "forward-looking," including those concerning the effective date of Spectrum's plan of reorganization. Delaying the effective date of Spectrum's plan of reorganization may have an adverse effect on the Company. Spectrum's quarterly and annual reports as filed with the Securities and Exchange Commission discuss this and other risk factors.



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                            SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  March 4, 1997

                         SPECTRUM INFORMATION TECHNOLOGIES, INC.

                         By  /s/ Donald J. Amoruso
                           --------------------------------------
                           Donald J. Amoruso
                           President, Chief Executive Officer and
                           Chairman of the Board of Directors

                         By  /s/ Barry J. Hintze
                           --------------------------------------
                           Barry J. Hintze
                           Controller and
                           Principal Accounting Officer